Exhibit 99.1
MEDIA RELEASE

Fisher Communications, Inc. Reports First Quarter 2009 Financial Results

SEATTLE, WA – (MARKETWIRE) – April 28, 2009 – Fisher Communications, Inc. (NASDAQ: FSCI) today reported its financial results for the first quarter ended March 31, 2009.

2009 First Quarter Summary

•	Television revenue decreased 27% in the first quarter of 2009 compared with the same period last year, reflecting dramatic reductions in consumer advertising in the quarter resulting from a weak macro- economic environment.

•	Key advertising categories experienced significant year over year declines, including Automotive (down 62%), Retail (down 34%), and Professional Services (down 23%).

•	Television broadcast cash flow (“BCF”) was $252,000 for the first quarter, down from $6.7 million in the first quarter of 2008. Television operating expenses decreased 5.9% in the quarter.

•	Fisher’s Univision stations posted positive revenue growth of 0.6% in the first quarter.

•	The Company completed negotiations for new retransmission consent agreements with over 50 distribution partners. Retransmission revenue increased 39% from the first quarter of 2008, not including expected retransmission fees of approximately $950,000 to $1 million not recorded in the first quarter attributable to contracts that were negotiated but not executed at quarter end.

•	Radio revenue decreased 29% in the first quarter compared to the first quarter of 2008. This decline in revenue was more than offset by lower expenses, narrowing the first quarter loss from operations compared to the first quarter of 2008.

•	Fisher repurchased approximately 10% of its 8.625% senior notes due in 2014 during the first quarter of 2009, at an average discount to par of 14%, saving the Company approximately $1.3 million in annual interest payments.

•	The Company conducted an interim impairment assessment of goodwill and intangible assets under FAS 142 and concluded that no impairment was indicated at the end of the first quarter.

Retransmission

During the fourth quarter of 2008 and first quarter of 2009, the Company executed final agreements or reached agreements in principal on key financial terms for new retransmission agreements with most of its distribution partners, whose prior retransmission agreements with the Company expired in December 2008. The Company and several of its distribution partners were still negotiating final contract terms at March 31, 2009. Accordingly, the Company’s first quarter financial results do not include approximately $950,000 to $1 million of first quarter retransmission fees attributable to those contracts awaiting final execution. Retransmission fees for the period from January 1, 2009 through the date of execution of each of these contracts will be recorded as revenue in the quarter that each agreement is executed. The Company currently expects to execute most of its remaining contracts in the second quarter.

Despite its good faith efforts, Fisher to date has been unable to negotiate a new retransmission agreement with DISH Network (“DISH”). As a result, DISH subscribers in Fisher’s seven television markets have been unable to watch the Company’s television stations since December 17, 2008, the expiration date of the previous satellite carriage agreement between DISH and Fisher. As previously reported, DISH’s CEO, Charlie Ergen, has repeatedly vetoed agreements in principal negotiated and agreed upon by Fisher and DISH representatives. The Company believes DISH is unwilling to negotiate a final contract unless Fisher drops its pending lawsuit against DISH. Fisher filed a breach of contract suit against DISH in federal court in Oregon claiming that DISH owes the Company approximately $1 million in retransmission fees under the prior carriage agreement for a station that DISH was contractually obligated to carry and pay for after it was acquired by Fisher in 2006.

Repurchase of Senior Notes

In the first quarter of 2009, the Company repurchased $15.15 million in aggregate principal amount of its 8.625% senior notes due in 2014, for total consideration of $13.05 million in cash. The Company recorded a net gain of $1,792,000 in 2009 in connection with these repurchases.

In April, the Company repurchased an additional $10 million in aggregate principal amount of its senior notes, for total consideration of $8.9 million in cash.

Commentary on the First Quarter

Fisher President and Chief Executive Officer Colleen B. Brown said: “During the first quarter, our financial performance continued to be hampered by the negative macro-economic conditions that have been affecting the entire broadcast industry since the middle of last year. The worsening automotive, financial and credit crises combined with the ongoing decline in consumer spending has resulted in advertisers significantly curtailing their spending. Fisher has taken a number of proactive steps to mitigate the impact of the downturn, but our results are clearly being impacted by a weak economy and an even weaker environment for consumer advertising.”

“Despite this softness, our stations continue to take market share where ad dollars are being spent, which is a reflection of our commitment to delivering quality content that benefits our viewers, listeners, advertisers and business partners. We also remain focused on diversifying our sources of revenue by expanding our fast-growing Internet business and by monetizing our valuable content that we provide our distribution partners through retransmission fees.”

First Quarter Results

Consolidated Results

Revenues for the first quarter of 2009 were $28.5 million, compared to revenues of $38.1 million in the first quarter of 2008, a 25% decrease. The decrease was primarily due to 27% and 29% revenue declines, year over year, in our television and radio segments, respectively.

Loss from operations was $5.4 million for the quarter, compared with income from operations of $1.3 million during the same period in 2008. The decrease was due primarily to the revenue shortfall, partially offset by lower operating expenses in our radio and TV segments. EBITDA totaled negative $2.1 million for the first quarter of 2009, compared to positive $3.3 million in the first quarter of 2008. Net loss for the first quarter was $4.3 million, or $0.49 per share, compared to a net loss of $1.1 million or $0.12 per share in the first quarter of 2008.

Television Results

For the first quarter of 2009, the Television segment reported revenues of $20.3 million, a 27% decrease over the $27.9 million generated in the comparable period of 2008. The decline was attributable to lower local, national, and political advertising revenue at a majority of our stations, partially offset by a 39% increase in retransmission revenue and 0.6% revenue growth at our Univision stations. TV BCF was $252,000, compared with $6.7 million in the same period of 2008, a decrease of 96%. The large decrease in BCF was solely attributable to the revenue shortfall as operating expenses decreased 5.9% year over year.

During the first quarter, the Television segment recorded $39,000 of political revenue, compared to $604,000 during the same period last year, a decrease of 94%. Fisher recorded $973,000 in total retransmission consent revenue in the first quarter, an increase of 39% from the first quarter of 2008. This amount excludes approximately $950,000 to $1 million in retransmission fees for the first quarter attributable to certain retransmission consent agreements with key provisions, including economic terms, agreed upon, but which remained unexecuted at March 31.

Radio Results

For the first quarter of 2009, the Radio segment reported revenues of $4.9 million, a decrease of 29% from the $6.9 million earned in the comparable period of 2008. The decrease in revenue was more than offset by lower expenses, attributable largely to the absence of the Seattle Mariners baseball contract in the first quarter of 2009. Loss from operations was $74,000, compared with a loss from operations of $373,000 in the first quarter of 2008.
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Fisher Plaza Results

For the first quarter of 2009, the Plaza segment reported revenues of $3.3 million, a 1% increase from the first quarter of 2008. Income from operations was $1.5 million, an increase of $95,000 and 7% compared to the same period in 2008. Occupancy remained unchanged, year over year, at 97% at the end of the first quarter of 2009.

Annual Meeting of Shareholders

Fisher will hold its Annual Meeting of Shareholders today, April 28, 2009, at 10:00 AM Pacific Time. The presentations at the Annual Meeting will include a discussion of the Company’s operating results for the quarter ended March 31, 2009.

This meeting will be webcast and may be accessed at the Fisher Communications Web site, www.fsci.com, by clicking on the “Investor Information” tab and selecting the “Annual Meeting of Shareholders and 1Q Financial Results” heading. A replay of the webcast will be available on the Web site until Tuesday, May 12, 2009.

Definitions and Disclosures Regarding Non-GAAP Financial Information

Broadcast cash flow is calculated as income (loss) from operations plus amortization of program rights, depreciation and amortization, non-cash charges, Internet and corporate expenses minus payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.

EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, and non-cash charges minus payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

Broadcast cash flow and EBITDA results are non-GAAP financial measures. The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; and by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations and 8 radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle. For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” or “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2008, which we have filed with the Securities and Exchange Commission.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

		Three months ended
		March 31
		2009	2008
	-
(in thousands, except per-share amounts)
(Unaudited)
Revenue		$28,513		$38,055

Costs and expenses
Direct operating costs (exclusive of amortization of program rights of
$2,296 and $2,446, respectively, and depreciation and amortization
of $2,781 and $2,598. respectively, reported separately below)		15,828		17,361
Selling, general and administrative expenses		12,440		13,857
Amortization of program rights		2,296		2,446
Depreciation and amortization		3,332		3,109
		33,896		36,773

Income (loss) from operations		(5,383)		1,282
Gain on extinguishment of senior notes		1,792
Other income, net		294		1,030
Interest expense, net		(3,265)		(3,358)
Loss from continuing operations before income taxes		(6,562)		(1,046)
Provision for federal and state income taxes		(2,297)		(226)

Loss from continuing operations		(4,265)		(820)
Loss from discontinued operations, net of income taxes		—		(246)
Net loss		$(4,265)	$	( $1,066)

Loss per share:
From continuing operations		$(0.49)		$(0.09)
From discontinued operations		—		(0.03)
Net loss per share		$(0.49)		$(0.12)

Loss per share assuming dilution:
From continuing operations		$(0.49)		$(0.09)
From discontinued operations		—		(0.03)
Net loss per share assuming dilution		$(0.49)		$(0.12)

Weighted average shares outstanding		8,769		8,728
Weighted average shares outstanding assuming dilution		8,769		8,728

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2009	2008
(in thousands, except share and per-share amounts)
(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$60,880	$31,835
Short-term investments	9,987	59,697
Receivables, net	20,579	26,044
Income taxes receivable	3,274	2,763
Deferred income taxes	1,763	1,763
Prepaid expenses and other assets	3,250	2,200
Television and radio broadcast rights	3,820	6,106
Total current assets	103,553	130,408
Marketable securities, at market value	745	769
Cash value of life insurance and retirement deposits	17,601	17,425
Television and radio broadcast rights	44	48
Goodwill	13,293	13,293
Intangible assets	40,956	41,015
Investment in equity investee	1,261	1,300
Deferred financing fees and other assets	4,343	4,838
Deferred income taxes	15,327	13,757
Property, plant and equipment, net	148,514	148,440

Total Assets	$345,637	$371,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$3,081	$4,339
Accrued payroll and related benefits	5,216	4,301
Interest payable	485	3,773
Television and radio broadcast rights payable	3,846	6,124
Current portion of accrued retirement benefits	1,254	1,254
Other current liabilities	5,758	5,712

Total current liabilities	19,640	25,503
Long-term debt	134,850	150,000
Accrued retirement benefits	19,435	19,439
Other liabilities	10,969	11,607
Commitments and Contingencies
Stockholders’ Equity
Common stock, shares authorized 12,000,000, $1.25 par value; issued and outstanding 8,744,657 as of March 31, 2009 and 8,737,281 as of December 31, 2008	10,931	10,922
Capital in excess of par	11,395	11,140
Accumulated other comprehensive loss, net of income taxes:
Unrealized loss on marketable securities	(181)	(158)
Accumulated loss	(2,532)	(2,545)
Prior service cost	(168)	(178)
Retained earnings	141,298	145,563
Total Stockholders’ Equity	160,743	164,744

Total Liabilities and Stockholders’ Equity	$345,637	$371,293

Fisher Communications, Inc.
GAAP to Non-GAAP Reconciliations
(in thousands)

The following table provides a reconciliation of income (loss) from operations to EBITDA in each of the periods presented:

	Three Months ended March 31
	2009	2008
Income (loss) from operations (per GAAP, Statements of Operations)	$(5,383)	$1,282
Add:

Amortization of program rights	2,296	2,446
Depreciation and amortization	3,332	3,109
Stock-based compensation	299	165
Subtract:

Payments for television and radio broadcast rights	2,298	3,483
Amortization of non-cash benefit resulting from change
in national advertising representation firm	365	217

EBITDA (Non-GAAP)	$(2,119)	$3,302

EBITDA as a percentage of Revenue	(7.4%)	8.7%

The following table provides a reconciliation of television income to television broadcast cash flow in each of the periods presented:
	Three Months ended March 31

	2009	2008
Television broadcast income (loss) before interest and income taxes (per GAAP)	$(3,612)	$2,533
Add:

Amortization of program rights	2,296	1,991
Depreciation and amortization	2,156	1,969
Corporate and internet expenses	2,389	2,932
Non-operating expenses	19	15
Subtract:

Payments for television broadcast rights	2,298	2,090
Amortization of non-cash benefit resulting from change
in national advertising representation firm	365	217
Non-convergence internet revenue	333	457

Broadcast Cash Flow (Non-GAAP)	$252	$6,676
Broadcast Cash Flow as a percentage of Revenue	1.2%	23.9%

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